                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (AMENDMENT NO. )*

                                 GLOBALMEDIA.COM
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    37935A109
                                 (CUSIP Number)

                                 August 3, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)



--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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  CUSIP NO. 37935A109              13G                    Page 2 of 9 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Magnitude Network, Inc.
     04-4286059

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,082,430 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,082,430 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,082,430 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------


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  CUSIP NO. 37935A109               13G                    Page 3 of 9 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      iCast Corporation
      06-1546849
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,082,430 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,082,430 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,082,430 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

  CUSIP NO. 37935A109               13G                    Page 4 of 9 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      CMGI, Inc.
      04-2921333
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,082,430 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,082,430 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,082,430 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------


------------------------------------------------------------------------------


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  CUSIP NO. 37935A109               13G                    Page 5 of 9 pages

Item 1(a).  Name of Issuer:

 GlobalMedia.com

Item 1(b).  Address of Issuer's Principal Executive Offices:

  400 Robson Street, Vancouver, B.C., Canada V6B 2B4

Item 2(a).  Name of Persons Filing:

  Magnitude Network, Inc.
  iCast Corporation
  CMGI, Inc.

Item 2(b).  Address of Principal Business Offices or, if None, Residence:

  Magnitude Network, Inc.
  1525 West Homer Street, Suite 202, Chicago, IL 60622

  iCast Corporation
  78 Dragon Court, Woburn, MA 01801

  CMGI, Inc.
  100 Brickstone Square, Andover, MA  01810

Item 2(c).  Citizenship:

  Magnitude Network, Inc., iCast Corporation and CMGI, Inc. are each organized under the laws of the State of Delaware.


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  CUSIP NO. 37935A109               13G                    Page 6 of 9 pages


Item 2(d).  Title of Class of Securities:

  Common Stock, $.001 par value

Item 2(e).  CUSIP Number:

  37935A109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a: Not applicable.

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment Company registered under Section 8 of the Investment Company Act.

(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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  CUSIP NO. 37935A109               13G                    Page 7 of 9 pages


Item 4.    Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a)  Amount beneficially owned:

  As of August 3, 2000, Magnitude Network, Inc. beneficially owned 4,082,430 shares of the common stock of GlobalMedia.com.

  iCast Corporation may be attributed with beneficial ownership of the 4,082,430 shares held by Magnitude Network, Inc., of which it is the majority stockholder. iCast Corporation disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

CMGI, Inc. may be attributed with beneficial ownership of the 4,082,430 shares held by Magnitude Network, Inc. CMGI, Inc. is the sole stockholder of iCast Corporation, which is the majority stockholder of Magnitude Network, Inc. CMGI, Inc. disclaims beneficial ownership of the shares except to the extent of its proportionate pecuniary interest therein.

  (b) Percent of class:

Magnitude Network, Inc. 13.9%
iCast Corporation 13.9%
CMGI, Inc. 13.9%


  (c) Number of shares as to which such person has:

     (i) Sole power to vote or direct the vote:

Not applicable.

   (ii) Shared power to vote or direct the vote:

       Magnitude Network, Inc. has shared voting power over 4,082,430 shares.

       iCast Corporation has shared voting power over the 4,082,430 shares held by Magnitude Network, Inc.

       CMGI, Inc. has shared voting power over 4,082,430 shares held by Magnitude Network, Inc.

(iii) Sole power to dispose or to direct the disposition of:

      Not applicable.

(iv) Shared power to dispose or to direct the disposition of:

     Magnitude Network, Inc. has shared dispositive power over 4,082,430 shares.

     iCast Corporation has shared dispositive power over the 4,082,430 shares held by Magnitude Network, Inc.

     CMGI, Inc. has shared dispositive power over 4,082,430 shares held by Magnitude Network, Inc.


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  CUSIP NO. 37935A109               13G                   Page 8 of 9 pages

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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  CUSIP NO. 37935A109               13G                   Page 9 of 9 pages


                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Magnitude Network, Inc.


Dated:  August 11, 2000     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              iCast Corporation


Dated:  August 11, 2000     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title: Treasurer


                              CMGI, INC.


Dated:  August 11, 2000     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                              Financial Officer and Treasurer

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of GlobalMedia.com or any subsequent acquisitions or dispositions of equity securities of GlobalMedia.com by any of the undersigned.

DATED:  AUGUST 11, 2000

                              Magnitude Network, Inc.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              iCast Corporation


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title: Treasurer


                              CMGI, INC.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                              Financial Officer and Treasurer